EXHIBIT TO FILED BY EDGAR


               Exhibit:


                    H-1 Description of the qualifying facilities ("QFs"), exempt wholesale generators ("EWGs") and foreign utility companies ("FUCOs") in which Polsky Energy Corporation ("Cogen Corp.") has acquired an ownership interest during the period from June 1, 1996 through September 30, 1996 -- filed separately pursuant to a request for confidential treatment.